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                                                            OMB APPROVAL
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--------                                            OMB Number:      3235-0104
 FORM 3                                             Expires:  October 31, 2001
--------                                            Estimated average burden
                                                    hours per response.... 0.5
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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
    Weidman       Mark         A.             (Month/Day/Year)                                                  (Month/Day/Year)
----------------------------------------                                 Synagro Technologies, Inc. (SYGR)
     (Last)     (First)     (Middle)             10/31/2000              -----------------------------------
                                           ----------------------------  5. Relationship of Reporting        -----------------------
    1800 Bering, Suite 1000                3. I.R.S. Social Security        Person(s) to Issuer              7. Individual or Joint/
----------------------------------------      Number of Reporting           (Check all applicable)              Group Filing (Check
             (Street)                         Person (voluntary)               Director       10% Owner         Applicable Line)
                                                                         -----           -----                   X  Form filed by
    Houston        Texas       77057                                       X   Officer        Other (specify    --- One Reporting
--------------------------------------     ----------------------------  ----- (give     -----      below)          Person
      (City)      (State)      (Zip)                                           title below)                         Form filed by
                                                                                                                --- More than One
                                                                         Chief Operating Officer                    Reporting Person
                                                                         ------------------------------
                                                                         President - Processing Division

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            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                   SEC 1473 (7-96)

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
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date Exer-       3. Title and Amount of        4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       cisable and         Securities Underlying         sion or       ship        Beneficial Ownership
                                    Expiration Date     Derivative Security           Exercise      Form of     (Instr. 5)
                                    (Month/Day/         (Instr. 4)                    Price of      Deriva-
                                    Year)                                             Deriva-       tive
                                                                                      tive          Security:
                                                                                      Security      Direct (D)
                                 -------------------------------------------------                  or Indi-
                                 Date      Expira-                       Amount or                  rect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Explanation of Responses:

                                                                                 ----------------------------------  ------------
                                                                                 **Signature of Reporting Person        Date
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** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

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                                                                  SEC 1473(7-96)